Exhibit 99.2

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

Berkshire Hathaway Inc. Board of Directors Approves 50-for-1

Split of Its Class B Common Stock

FOR IMMEDIATE RELEASE	November 3, 2009

Omaha, NE (BRK.A; BRK.B)—Berkshire Hathaway Inc. today announced that its Board of Directors approved a 50-for-1 split of its Class B Common Stock. The stock split is subject to the approval of Berkshire’s shareholders, who must approve an amendment to Berkshire’s certificate of incorporation to increase Berkshire’s total number of authorized shares of common stock, as well as the total number of authorized shares of Class B Common Stock, in order to permit the consummation of this split. Berkshire’s Class A Common Stock is not being split. Berkshire has not yet set the date for the special meeting of its shareholders to vote on the amendment to its certificate of incorporation, or the record date for the stock split.

The great majority of the stock issued by Berkshire in the BNSF acquisition announced today will be “A” shares. “B” shares, however, will also be needed to accommodate holders of smaller amounts of BNSF shares who opt for a share exchange rather than a cash payment.

By splitting Berkshire “B” shares 50-for-1, we can accommodate even the smallest holdings of BNSF shares that elect a tax-free exchange.

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

— END —

Contact

Marc D. Hamburg

402-346-1400